Exhibit 10.7

Opening Transaction

To:	International Game Technology 9295 Prototype Drive Reno, Nevada 89521
From:	The Royal Bank of Scotland plc c/o RBS Securities Inc. 600 Steamboat Road Greenwich, CT 06830
Re:	Convertible Bond Hedge Transaction
Ref. No:	To be provided by Dealer.
Date:	May 5, 2009

Dear Sir(s):

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between The Royal Bank of Scotland plc acting through RBS Securities Inc., as its agent (“Dealer”) and International Game Technology (“Counterparty”).  This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1.

This Confirmation is subject to, and incorporates, the definitions and provisions of the 2006 ISDA Definitions (the “2006 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”).  In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions will govern.  Certain defined terms used herein have the meanings assigned to them in the Offering Circular dated May 5, 2009 (the “Offering Circular”) and the Indenture to be dated as of the closing date of the initial issuance of the convertible securities described below between Counterparty and Wells Fargo, National Association, as trustee (the “Indenture”), each relating to the USD725,000,000 principal amount of 3.25% convertible notes due May 1, 2014 (the “Convertible Securities”).  In the event of any inconsistency between the terms defined in the Indenture or defined in the Offering Circular and this Confirmation, this Confirmation shall govern.  For the avoidance of doubt, references herein to sections of the Indenture are based on the description of the Convertible Securities set forth in the Offering Circular.  If any relevant provisions of the Indenture differ in any material respect from those described in the Offering Circular, the parties will, if appropriate, amend this Confirmation in good faith to preserve the economic intent of the parties.  The parties further acknowledge that references to the Indenture herein are references to the Indenture as in effect on the date of its execution and if the Indenture is amended, modified or supplemented following its execution, any such amendment, modification or supplement will be disregarded for purposes of this Confirmation (other than Section 8(b)(ii) below) unless the parties agree otherwise in writing.  The Transaction is subject to early unwind if the closing of the Convertible Securities is not consummated for any reason, as set forth below in Section 8(k).

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates.  This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 1992 ISDA Master Agreement (Multicurrency—Cross Border) as if Dealer and Counterparty had executed an agreement in such form on the date hereof (but without any Schedule except for (i) the election of Loss and Second Method and US Dollars (“USD”) as the Termination Currency, (ii) the replacement of the word “third” in the last line of Section 5(a)(i) of the Agreement with the word “first”, (iii) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Counterparty with a “Threshold Amount” equal to USD25 million and to Dealer with a “Threshold Amount” equal to USD50 million; provided that Section 5(a)(vi)(1) of the Agreement is amended by deleting the phrase “, or becoming capable at such time of being declared,” and (iv) such other elections as set forth in this Confirmation).

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein.  In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern.

The Transaction hereunder shall be the sole Transaction under the Agreement.  If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

2.

The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions.  The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:

May 5, 2009

Effective Date:

The closing date of the initial issuance of the Convertible Securities.

Option Style:

Modified American, as described under “Procedures for Exercise” below.

Option Type:

Call

Seller:

Dealer

Buyer:

Counterparty

Shares:

The Common Stock of Counterparty, par value USD0.00015625 (Ticker Symbol: “IGT”).

Number of Options:

The number of Convertible Securities in denominations of USD1,000 principal amount, other than any Additional Convertible Securities (as defined below), issued by Counterparty on the closing date for the initial issuance of the Convertible Securities (such Convertible Securities, the “Initial Convertible Securities”); provided that the Number of Options shall be automatically increased as of the date of exercise by Goldman, Sachs & Co., as representative of the Purchasers (as defined in the

Purchase Agreement), of the option pursuant to Section 2 of the Purchase Agreement dated May 5, 2009 between Counterparty and Goldman, Sachs & Co. as representative of the Purchasers party thereto (the “Purchase Agreement”) by the number of Convertible Securities in denominations of USD1,000 principal amount issued pursuant to such exercise (such Convertible Securities, the “Additional Convertible Securities”).

Applicable Percentage:

127/725 (the “Specified Percentage”); provided that if the Number of Options is increased pursuant to the proviso to the definition of “Number of Options” above, the Applicable Percentage shall thereafter equal the Specified Percentage multiplied by a fraction the numerator of which is the number of Initial Convertible Securities and the denominator of which is the sum of the number of Initial Convertible Securities and the number of Additional Convertible Securities.

Option Entitlement:

As of any date, a number of Shares per Option equal to the “Conversion Rate” (as defined in the Indenture as described in the Offering Circular under “Description of Notes — General”), but without regard to any adjustments to the Conversion Rate as set forth in the section of the Indenture containing the provision described in the Offering Circular under “Description of Notes — Make Whole upon Certain Transactions” (a “Fundamental Change Adjustment”) or a discretionary adjustment as set forth in the section of the Indenture containing the provisions described in the seventh to last paragraph in the Offering Circular under “Description of Notes — Conversion Rate Adjustments” (i.e., the paragraph beginning “We may also (but are not required to) increase…”)  (a “Discretionary Adjustment”).

Strike Price:

As of any date, an amount in USD, rounded to the nearest cent (with 0.5 cents being rounded upwards), equal to USD1,000 divided by the Option Entitlement as of such date.

Number of Shares:

The product of the Number of Options, the Option Entitlement and the Applicable Percentage.

Premium:

USD26,497,178.38

Premium Payment Date:

The Effective Date

Exchange:

New York Stock Exchange

Related Exchange:

All Exchanges

Procedures for Exercise:

Exercise Date:

Each Conversion Date.

Conversion Date:

Each “Conversion Date” (as defined in the Indenture as described in the Offering Circular under “Description of Notes — Conversion Rate and

Conversion Procedures”) occurring during the Exercise Period for Convertible Securities each in denominations of USD1,000 principal amount (such Convertible Securities, the “Relevant Convertible Securities” for such Conversion Date).

Exercise Period:

The period from and excluding the Effective Date to and including the Expiration Date.

Expiration Date:

The earlier of (i) the last day on which any Convertible Securities remain outstanding and (ii) the second “Scheduled Trading Day” (as defined in the Indenture as described in the Offering Circular under “Description of Notes — Settlement Upon Conversion”) immediately preceding the “Maturity Date” (as defined in the Indenture as described in the Offering Circular under “Description of Notes — General”).

Automatic Exercise on

Conversion Dates:

Applicable; and means that on each Conversion Date, a number of Options equal to the number of Relevant Convertible Securities for such Conversion Date in denominations of USD1,000 principal amount shall be automatically exercised, subject to “Notice of Exercise” below.

Notice Deadline:

In respect of any exercise of Options hereunder on any Conversion Date, 12:00 P.M., New York City time, on the Scheduled Trading Day immediately preceding the first “Scheduled Trading Day” (as defined in the Indenture as described in the Offering Circular under “Description of Notes — Settlement upon Conversion”) of the “Applicable Conversion Reference Period” (as defined in the Indenture as described in the Offering Circular under “Description of Notes — Settlement upon Conversion”); provided that in the case of any exercise of Options hereunder in connection with the conversion of any Relevant Convertible Securities for any Conversion Date occurring during the period from and including the 30th “Scheduled Trading Day” (as defined in the Indenture as described in the Offering Circular under “Description of Notes — Settlement upon Conversion”) prior to the Maturity Date to and including the Expiration Date (such period, the “Final Conversion Period”), the Notice Deadline shall be 12:00 P.M., New York City time, on the “Scheduled Trading Day” (as defined in the Indenture as described in the Offering Circular under “Description of Notes — Settlement upon Conversion”) immediately following the relevant Exercise Date.

Notice of Exercise:

Notwithstanding anything to the contrary in the Equity Definitions, Dealer shall have no obligation to make any payment or delivery in respect of any exercise of Options hereunder and such obligation in respect of such exercise shall be permanently extinguished unless Counterparty notifies Dealer in writing prior to 12:00 P.M., New York City time, on the Notice Deadline in respect of such exercise of (i) the number of Relevant Convertible Securities being converted on the related Conversion Date, (ii) the scheduled settlement date under the Indenture for the Relevant Convertible Securities for such Conversion Date and (iii) the first “Scheduled Trading Day” of the “Applicable Conversion Reference Period” (each, as defined in the Indenture as described in the Offering Circular under “Description of Notes — Settlement upon Conversion”); provided that in the case of any exercise of Options in connection with the conversion of any Relevant Convertible Securities for any Conversion Date occurring during the Final Conversion Period, the contents of such notice shall be as set forth in clauses (i) and (ii) above.  For the avoidance of doubt, if Counterparty fails to give such notice when due in respect of any exercise of Options hereunder, Dealer’s obligation to make any payment or delivery in respect of such exercise shall be permanently extinguished, and late notice shall not cure such failure.

Dealer’s Telephone Number

and Telex and/or Facsimile Number

and Contact Details for purpose of

Giving Notice:

As specified in Section 6(b) below.

Settlement Terms:

Settlement Date:

For any Exercise Date, the settlement date for the Shares to be delivered in respect of the Relevant Convertible Securities for the relevant Conversion Date pursuant to the section of the Indenture containing the provisions described in the Offering Circular under “Description of Notes — Settlement upon Conversion”); provided that the Settlement Date shall not be prior to the Exchange Business Day immediately following the date Counterparty provides the Notice of Delivery Obligation prior to 12:00 P.M., New York City time.

Delivery Obligation:

In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, and subject to “Notice of Exercise” above, in respect of an Exercise Date, Dealer will deliver to Counterparty, on the related Settlement Date (the “Delivery Obligation”), a number of Shares equal to the product of (i) the Applicable Percentage and (ii) the aggregate number of Shares, if any, that Counterparty would be obligated to deliver to the holder(s) of the Relevant Convertible Securities for such Conversion Date (the “Deliverable Shares”) pursuant to the section of the Indenture described in the Offering Circular under

“Description of Notes — Settlement upon Conversion” (except that such number of Deliverable Shares shall be determined without taking into consideration any rounding pursuant to the section of the Indenture described in the Offering Circular under “Description of Notes — Settlement upon Conversion” and shall be rounded down to the nearest whole number) and cash in lieu of fractional shares, if any, resulting from such rounding (collectively, the “Convertible Obligation”); provided that the Delivery Obligation shall be determined excluding any Shares (and cash in lieu of fractional Shares, if any) that Counterparty is obligated to deliver to holder(s) of the Relevant Convertible Securities as a direct or indirect result of any adjustments to the Conversion Rate pursuant to a Fundamental Change Adjustment or a Discretionary Adjustment and any interest payment that Counterparty is (or would have been) obligated to deliver to holder(s) of the Relevant Convertible Securities for such Conversion Date.  For the avoidance of doubt, if the “Daily Conversion Value” (as defined in the Indenture as described in the Offering Circular under “Description of Notes — Settlement upon Conversion”) for each of the “Trading Days” (as defined in the Indenture as described in the Offering Circular under “Description of Notes — Settlement upon Conversion”) occurring in the Applicable Conversion Reference Period is less than or equal to USD40, Dealer will have no delivery obligation hereunder in respect of the related Exercise Date.

Settlement Currency:

USD

Notice of Delivery Obligation:

No later than the Exchange Business Day immediately following the last day of the Applicable Conversion Reference Period, Counterparty shall give Dealer notice of the final number of Shares (and cash in lieu of fractional Shares, if any) comprising the relevant Convertible Obligation; provided that, with respect to any Exercise Date occurring during the Final Conversion Period, Counterparty may provide Dealer with a single notice of the aggregate number of Shares (and cash in lieu of fractional Shares) comprising the Convertible Obligations for all Exercise Dates occurring during such period (it being understood, for the avoidance of doubt, that the requirement of Counterparty to deliver such notice shall not limit Counterparty’s obligations with respect to Notice of Exercise, as set forth above, in any way).

Other Applicable Provisions:

To the extent Dealer is obligated to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9, 9.10 and 9.11 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws that exist as a result of the fact that Counterparty is the issuer of the Shares.

Restricted Certificated Shares:

Notwithstanding anything to the contrary in the Equity Definitions, Dealer may, in whole or in part, deliver Shares required to be delivered to Counterparty hereunder in certificated form in lieu of delivery through the Clearance System.

Adjustments:

Method of Adjustment:

Notwithstanding Section 11.2 of the Equity Definitions, upon the occurrence of any event or condition set forth in the sections of the Indenture containing the provisions described in the Offering Circular under “Description of Notes — Conversion Rate Adjustments” other than any event or condition that would result in a Fundamental Change Adjustment or a Discretionary Adjustment or a Merger Event (as defined below) (each, an “Adjustment Event”), the Calculation Agent shall make the corresponding adjustment in respect of any one or more of the Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement,  payment or other terms of the Transaction, to the extent an analogous adjustment is made under the Indenture.  Immediately upon the occurrence of any Adjustment Event, Counterparty shall notify the Calculation Agent of such Adjustment Event; and once the adjustments to be made to the terms of the Indenture and the Convertible Securities in respect of such Adjustment Event have been determined, Counterparty shall immediately notify the Calculation Agent in writing of the details of such adjustments.

Dividends:

If at any time during the period from and including the Trade Date, to but excluding the Expiration Date, (i) an ex-dividend date for a regular quarterly cash dividend occurs with respect to the Shares (an “Ex-Dividend Date”), and that dividend is less than the Regular Dividend on a per Share basis or (ii) if no Ex-Dividend Date for a regular quarterly cash dividend occurs with respect to the Shares in any quarterly dividend period of Counterparty, then the Calculation Agent will make a corresponding adjustment to any one or more of the Strike Price, Number of Options, Option Entitlement and/or any other variable relevant to the exercise, settlement, payment or other terms of the Transaction to preserve the fair value of the Options to Dealer after taking into account such dividend or lack thereof.  “Regular

Dividend” shall mean USD0.06 per Share per quarter.

Extraordinary Events:

Merger Events:

Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in the section of the Indenture containing the provisions described in the third to last paragraph in the Offering Circular under “Description of Notes — Conversion Rate Adjustments” (i.e. the paragraph commencing with “In the event of: any reclassification…”).

Consequences of Merger Events:

Notwithstanding Section 12.2 of the Equity Definitions, upon the occurrence of a Merger Event, the Calculation Agent shall make the corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, the Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement, payment or other terms of the Transaction, to the extent an analogous adjustment is made under the Indenture in respect of such Merger Event; provided that no such adjustment shall be made to give effect to any adjustment to the Conversion Rate pursuant to a Fundamental Change Adjustment or a Discretionary Adjustment.

Notice of Merger Consideration and

Consequences:

Upon the occurrence of a Merger Event that causes the Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), Counterparty shall reasonably promptly (but in any event prior to the Merger Date) notify the Calculation Agent of (i) the type and amount of consideration that a holder of Shares would have been entitled to in the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause Shares to be converted into the right to receive more than a single type of consideration, (ii) the weighted average of the types and amounts of consideration to be received by the holders of Shares that affirmatively make such an election (or if no holders of Shares affirmatively make such an election, the types and amount of consideration actually received by such holders), and (iii) the details of the adjustment to be made under the Indenture in respect of such Merger Event.

Nationalization, Insolvency

or Delisting:

Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-

quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Termination Event(s):

Notwithstanding anything to the contrary in the Equity Definitions, if, as a result of an Extraordinary Event, any Transaction would be cancelled or terminated (whether in whole or in part) pursuant to Article 12 of the Equity Definitions, an Additional Termination Event (with such terminated Transaction(s) (or portions thereof) being the Affected Transaction(s) and Counterparty being the sole Affected Party) shall be deemed to occur, and, in lieu of Sections 12.7, 12.8 and 12.9 of the Equity Definitions, Section 6 of the Agreement shall apply to such Affected Transaction(s).

Additional Disruption Events:

(a)

Change in Law:

Applicable; provided that (i) clause (Y) of Section 12.9(a)(ii) of the Equity Definitions shall not be applicable only to the extent as any event described therein results in an increased cost to Dealer of hedging the Transaction which increased cost would be included under “Increased Cost of Hedging” and (ii) in the event a Change in Law occurs in respect of Dealer pursuant to clause (Y) of Section 12.9(a)(ii) of the Equity Definitions (taking into account clause (i) of this proviso) and Dealer provides a notice of termination to Counterparty pursuant to Section 12.9(b)(i) of the Equity Definitions, Counterparty shall have the right to request, upon written notice delivered to Dealer prior to 5:00 P.M., New York City time, on the Scheduled Trading Day immediately prior to the date of termination specified in such notice, that Dealer propose an adjustment to the terms of the Transaction to account for the effect of such Change in Law on Dealer.  If Counterparty accepts Dealer’s proposed adjustment prior to 5:00 P.M., New York City time, on the second Scheduled Trading Day following the date such proposed adjustment is delivered, Dealer shall so adjust the Transaction and such event shall not constitute a Change in Law. However, if (x) Counterparty does not accept such proposed adjustment prior to such time or (y) Dealer determines, in its sole discretion, that no adjustment that it could make would produce a commercially reasonable result, then such event shall constitute a Change in Law and, in each case, Dealer shall have the right to specify a date of termination in accordance with Section 12.9(b)(i); provided that such date of termination may be any date on or after the later to occur of (A) the date of termination specified in the original notice delivered to Counterparty and (B) the date either of the events in clause (x) or (y) occurs.

(b)

Failure to Deliver:

Applicable

(c)

Insolvency Filing:

Applicable

(d)

Hedging Disruption:

Applicable

(e)

Increased Cost of Hedging:

Applicable

Hedging Party:

Dealer for all applicable Additional Disruption Events.

Determining Party:

Dealer for all applicable Additional Disruption Events; provided that the Determining Party shall deliver, within five Exchange Business Days of a written request by the other party, a written explanation of any calculation made by it, and including, where applicable, the methodology and data applied, it being understood that the Determining Party shall not be obligated to disclose any proprietary models used by it for such calculation.

Non-Reliance:

Applicable

Agreements and Acknowledgments

Regarding Hedging Activities:

Applicable

Additional Acknowledgments:

Applicable

3.

Calculation Agent:

Dealer.  All calculations and determinations by the Calculation Agent shall be made in good faith and in a commercially reasonable manner.  The Calculation Agent shall deliver, within five Exchange Business Days of a written request by Counterparty, a written explanation of any calculation made by it, and including, where applicable, the methodology and data applied, it being understood that the Calculation Agent shall not be obligated to disclose any proprietary models used by it for such calculation.

4.

Account Details:

Dealer Payment Instructions:

ABA

A/C Name:

Account:

RBS Securities then pays USD to RBS plc:

Swift

Correspondant Bank:

A/C NUMBER:

Counterparty Payment Instructions:

Bank ABA number:

Account name:

Account number:

5.

Offices:

The Office of Dealer for the Transaction is:

600 Steamboat Road, Greenwich, CT 06830

The Office of Counterparty for the Transaction is:

9295 Prototype Drive, Reno, Nevada 89521

6.

Notices: For purposes of this Confirmation:

(a)

Address for notices or communications to Counterparty:

To:

International Game Technology

Attn:

Patrick W. Cavanaugh

Executive Vice President and Chief Financial Officer

9295 Prototype Drive

Reno, Nevada 89521

Telephone:

(775) 448-7778

Facsimile:

(775) 448-1488

(b)

Address for notices or communications to Dealer:

Address:

RBS Securities Inc.

600 Steamboat Road

Greenwich, CT 06830

Attention:

Legal Department (Tam Beattie)

Phone:

(203) 618-6086

Fax:

(203) 422-4571

Email:

Tamerlaine.Beattie@rbs.com

With a copy to:

The Royal Bank of Scotland plc

c/o RBS Global Banking & Markets

280 Bishopsgate

London EC2M 4RB

Attention: Swap Administration

Fax: +44 (0) 20 7085 5050

7.

Representations, Warranties and Agreements:

(a)

In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer in the manner and to the effect as follows:

(i)

On the Trade Date, as of the date of any amendment or adjustment to the Transaction pursuant to “Change in Law” above or Section 8(b) below and as of the date of any election by Counterparty of the Share Termination Alternative under (and as defined in) Section 8(c) below, (A) none of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii)

(A) On the Trade Date, the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”) and (B) Counterparty shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the Trade Date.

(iii)

Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking a position or expressing any view with respect to the treatment of the Transaction under any accounting standards, including FASB Statements 128, 133 (as amended), 149 or 150, EITF Issue No. 00-19, 01-6, 03-6 or 07-5 (or any successor issue statements) or under the FASB’s Liabilities & Equity Project.

(iv)

Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(v)

Prior to the Trade Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors authorizing the Transaction and such other certificate or certificates as Dealer shall reasonably request.

(vi)

Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(vii)

Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(viii)

On each of the Trade Date and the Premium Payment Date, Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase the Shares hereunder in compliance with the laws of the jurisdiction of Counterparty’s incorporation.

(ix)

The representations and warranties of Counterparty set forth in Section 3 of the Agreement and Section 1 of the Purchase Agreement are true and correct as of the Trade Date and the Effective Date and are hereby deemed to be repeated to Dealer as if set forth herein.

(x)

As of the Trade Date, Counterparty is not aware of any applicable gaming law, rule or regulation in any jurisdiction in which it then operates or is licensed that imposes or would impose an affirmative obligation on any person (in the absence of any action taken by any relevant gaming authority with competent jurisdiction over such person) who, under any relevant definition of ownership, owns less than five percent of any class of securities of Counterparty.  Counterparty shall promptly notify Dealer if it becomes aware of such an affirmative obligation after the Trade Date.

(b)

Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended.

(c)

Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof.  Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear any loss, including a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable and are not disproportionate to its net worth, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

(d)

Each of Dealer and Counterparty agrees and acknowledges that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code.  The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” within the meaning of Section 546 of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

(e)

As a condition to the effectiveness of the Transaction, Counterparty shall deliver to Dealer (i) an incumbency certificate, dated as of the Trade Date, of Counterparty in customary form and (ii) an opinion of counsel, dated as of the Trade Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement and such other matters as Dealer may reasonably request.

(f)

Counterparty represents and warrants that it has received, read and understands the OTC Options Risk Disclosure Statement and a copy of the most recent disclosure pamphlet prepared by The Options Clearing Corporation entitled “Characteristics and Risks of Standardized Options”.

(g)

Each party acknowledges and agrees to be bound by the Conduct Rules of the Financial Industry Regulatory Authority, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.

8.  Other Provisions:

(a)

Right to Extend.  Dealer may postpone any Exercise Date or Settlement Date or any other date of valuation or delivery by Dealer, with respect to some or all of the relevant Options (in which event the Calculation Agent shall make appropriate adjustments to the Delivery Obligation), if Dealer determines, in its reasonable discretion, that such extension is reasonably necessary or appropriate to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, the stock borrow market or other relevant market or to enable Dealer to effect purchases of Shares or Share Termination Delivery Units in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance, based on the advice of counsel, with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer.

(b)

Additional Termination Events.  The occurrence of (i) an “event of default” with respect to Counterparty under the terms of the Convertible Securities as set forth in the Indenture as described in the Offering Circular under “Description of Notes — Events of Default” which results in principal and interest related to Convertible Securities being declared immediately due and payable pursuant to the terms of the Indenture as described in the Offering Circular under “Description of Notes — Events of Default”, (ii) an Amendment Event or (iii) a Regulatory Event shall be an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party, and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement and to determine the amount payable pursuant to Section 6(e) of the Agreement; provided that with respect to a Regulatory Event, Dealer shall, if partial termination would cause the Regulatory Event to cease to exist, treat only that portion of the Transaction as the Affected Transaction as necessary so that such Regulatory Event no longer exists, and, upon the termination of the Affected Transaction, a Transaction with terms identical to those set forth herein except with a Number of Options equal to the unaffected number of Options shall be treated for all purposes as the Transaction, which shall remain in full force and effect.  Upon a written request by Counterparty following the public announcement of an event that would otherwise constitute an Amendment Event, but prior to the occurrence of such event, Dealer shall use good faith efforts to propose an adjustment to the terms of the Transaction to account for the expected economic effect on the Transaction of such event.  If Counterparty accepts Dealer’s proposed adjustment prior to the occurrence of such event, Dealer shall so adjust the Transaction and such event shall not constitute an Amendment Event.  However, if (x) Counterparty does not accept such proposed adjustment or (y) Dealer determines, in its sole discretion, that no adjustment that it could make would produce a commercially reasonable result, then the occurrence of such event shall constitute an Amendment Event.

“Amendment Event” means that Counterparty amends, modifies, supplements or obtains a waiver in respect of any term of the Indenture or the Convertible Securities governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to conversion of the Convertible Securities (including changes to the conversion price, conversion settlement dates or conversion conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Securities to amend, in each case without the prior consent of Dealer (such consent not to be unreasonably withheld or delayed).

“Regulatory Event” means that Dealer determines in its sole good faith reasonable discretion that in connection with being party to this Transaction or acquiring, establishing, reestablishing, substituting, maintaining, unwinding or disposing of any Hedge Position that Dealer or its affiliates deems necessary or appropriate to hedge Dealer’s risk in respect of this Transaction, Dealer or its affiliates could either (i) be obligated to register or making filings with or provide notification or information to any gaming authority, and that such registration, filings or notification or the provision of such information would pose an Undue Burden on Dealer or its affiliates or (ii) incur additional risk, liability or cost as a result of having to comply with any applicable gaming laws, rules or regulations.  An “Undue Burden” means (A) any obligation to disclose information that Dealer or any of its affiliates is not otherwise required to disclose to the general public in generally available filings (other than information that is readily and generally publicly available) or to disclose any information earlier or more frequently than it otherwise does or would otherwise be obligated to do, (B) any registration of, or provision of information by or in respect of, any employee, officer or director or agents of Dealer and/or any of its affiliates, other than that which Dealer and/or any of its affiliates is otherwise required to disclose to the general public in generally available filings and other readily and generally publicly available information, or (C) any requirement in respect of the gaming laws, rules and regulations of any applicable jurisdiction which, in the sole good faith reasonable discretion of Dealer, would cause (x) undue hardship on, (y) injury to the business or reputation of, or (z) disclosure of confidential or sensitive information of, Dealer and/or any of its affiliates or any of their employees, officers, directors and agents.

(c)

Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events.  If Dealer shall owe Counterparty any amount pursuant to Section 12.2 of the Equity Definitions or “Consequences of Merger Events” above, or Section 12.6, 12.7 or 12.9 of the Equity Definitions (except in the event of a Merger Event, Insolvency or Nationalization, in each case in which the consideration or proceeds to be paid to holders of Shares consists solely of cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the event of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, that resulted from an event or events within Counterparty’s control) (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Dealer to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 A.M. and 4:00 P.M., New York City time, on the relevant Merger Date, Announcement Date, Early Termination Date or other date the Transaction is cancelled or terminated, as applicable (“Notice of Share Termination”).  If no Notice of Share Termination is received by Dealer within the time specified in the preceding sentence, Dealer shall have the right, in its sole discretion, to satisfy any Payment Obligation by the Share Termination Alternative by promptly giving Counterparty a Notice of Share Termination. Upon delivery of a Notice of Share Termination by either party, the following provisions shall apply on the Scheduled Trading Day immediately following the relevant Merger Date, Announcement Date, Early Termination Date or other date the Transaction is cancelled or terminated, as applicable:

Share Termination Alternative:

Applicable and means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to “Consequences of Merger Events” above or Section 12.2, 12.6, 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, or such later date as the Calculation Agent may reasonably determine (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery

Property:

A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price.  The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash in the Settlement Currency equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:

The value of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:

In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization or Merger Event, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event.  If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:

Applicable

Other Applicable Provisions:

If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Counterparty is the issuer of any Share Termination Delivery Units (or any part thereof).

(d)

Disposition of Hedge Shares.  Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, based on the advice of counsel, the Shares (the “Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the U.S. public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered offering, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if Counterparty elects clause (i) above but the items referred to therein are not completed in a timely manner or if Dealer, in its sole commercially reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 8(d) shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Dealer, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), opinions and certificates and such other documentation as is customary for private placements agreements, all reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the Daily VWAP (as defined in the Indenture as described in the Offering Circular under “Description of Notes — Settlement upon Conversion”) on such Exchange Business Days, and in the amounts, requested by Dealer.  This Section 8(d) shall survive the termination, expiration or early unwind of the Transaction.

(e)

Repurchase and Conversion Rate Adjustment Notices.  Counterparty shall, at least two Exchange Business Days prior to any day on which Counterparty effects any repurchase of Shares or consummates or otherwise engages in any transaction or event (a “Conversion Rate Adjustment Event”) that could reasonably be expected to lead to an increase in the Conversion Rate, give Dealer a written notice of such repurchase or Conversion Rate Adjustment Event (a “Repurchase Notice”) on such day if, following such repurchase or Conversion Rate Adjustment Event, the Notice Percentage would reasonably be expected to be (i) greater than 4.0% and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof), it being understood that once Counterparty provides a Repurchase Notice indicating that the Notice Percentage is less than 4.0%, Counterparty shall not be obligated to provide another Repurchase Notice until the Notice Percentage exceeds 4.0%.  The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the Number of Shares and the denominator of which is the number of Shares outstanding on such day.  In the event that Counterparty fails to provide Dealer with a Repurchase Notice on the day and in the manner specified in this Section 8(e) then Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses (including losses relating to the Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to this Transaction), claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act or under any state or federal law, regulation or regulatory order, relating to or arising out of such failure.  If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability.  In addition, Counterparty will reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty.  This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of Dealer.

(f)

Transfer and Assignment.  Either party may transfer or assign any of its rights or obligations under the Transaction with the prior written consent of the non-transferring party, such consent not to be unreasonably withheld or delayed; provided that Dealer may transfer or assign without any consent of Counterparty its rights and obligations hereunder, in whole or in part, to any of its Affiliates, provided that (A) such Affiliate is of credit quality equivalent to Dealer at the time hereof, (B) such transfer or assignment shall not have a material adverse tax or regulatory consequence to Counterparty, (C) an Event of Default, Potential Event of Default, or Termination Event will not occur as a result of such transfer and assignment and (D) Dealer shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Counterparty in connection with such transfer or assignment.  If at any time at which (1) the Equity Percentage exceeds 4.5% or (2) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under Nevada Revised Statutes §§ 78-378-78.3793, 78.411-78.444 or other federal, state, local or tribal laws (including gaming laws), regulations or regulatory orders applicable to ownership of Shares (“Applicable Laws”), determines in its sole good faith reasonable discretion that it owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership, or could be reasonably viewed as meeting any of the foregoing, in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting, registration, filing or notification obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person under Applicable Laws and with respect to which such requirements have not been met or the relevant approval has not been received minus (y) 1% of the number of Shares outstanding on the date of determination (either such condition described in clause (1) or (2), an “Excess Ownership Position”), Dealer, in its commercially reasonable discretion, is unable to effect a transfer or assignment to a third party after its commercially reasonable efforts on pricing and terms and within a time period reasonably acceptable to Dealer such that an Excess Ownership Position no longer exists, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that an Excess Ownership Position no longer exists following such partial termination.  In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 8(c) of this Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty were the sole Affected Party with respect to such partial termination, (iii) such portion of the Transaction were the only Terminated Transaction and (iv) Dealer were the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement and to determine the amount payable pursuant to Section 6(e) of the Agreement; provided that, in calculating any amount due following such designation, Dealer shall act in good faith and in a commercially reasonable manner and Dealer shall deliver, within five Exchange Business Days of a written request by Counterparty, a written explanation of any calculation made by it, including, where applicable, the methodology and data applied, it being understood that Dealer shall not be obligated to disclose any proprietary models used by it for such calculation.  The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Dealer (collectively, “Dealer Group”) “beneficially own” (within the meaning of Section 13 of the Exchange Act) without duplication on such day and (B) the denominator of which is the number of Shares outstanding on such day.  In the case of a transfer or assignment by Counterparty of its rights and obligations hereunder and under the Agreement, in whole or in part (any such Options so transferred or assigned, the “Transfer Options”), to any party, withholding of such consent by Dealer shall not be considered unreasonable if such transfer or assignment does not meet the reasonable conditions that Dealer may impose including, but not limited, to the following conditions:

(A)

With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 8(e) or any obligations under Section 2 (regarding Extraordinary Events) or 8(d) of this Confirmation;

(B)

Any Transfer Options shall only be transferred or assigned to a third party that is a U.S. person (as defined in the Internal Revenue Code of 1986, as amended);

(C)

Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, undertakings with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty as are requested and reasonably satisfactory to Dealer;

(D)

Dealer will not, as a result of such transfer and assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer and assignment;

(E)

An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment;

(F)

Without limiting the generality of clause (B), Counterparty shall have caused the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (D) and (E) will not occur upon or after such transfer and assignment; and

(G)

Counterparty shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.

(g)

Staggered Settlement. If, in the reasonable judgment of Dealer, it is advisable to do so under any applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer (whether or not such requirements, policies or procedures are imposed by law or have been reasonably voluntarily adopted by Dealer), Dealer may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on one or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:

(i)

in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to the 20th Exchange Business Day after such Nominal Settlement Date, but not prior to the earlier of the relevant Conversion Date and the first day of the “Applicable Conversion Reference Period” (as defined in the Indenture as described in the Offering Circular under “Description of Notes — Settlement upon Conversion”)) or delivery times and how it will allocate the Shares it is required to deliver under “Delivery Obligation” (above) among the Staggered Settlement Dates or delivery times; and

(ii)

the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.

(h)

Disclosure.  Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(i)

No Netting and Set-off.  The provisions of Section 2(c) of the Agreement shall not apply to the Transaction.  Each party waives any and all rights it may have to set-off delivery or payment obligations it owes to the other party under the Transaction against any delivery or payment obligations owed to it by the other party, whether arising under the Agreement, under any other agreement between parties hereto, by operation of law or otherwise.

(j)

Equity Rights.  Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy.  For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement.  For the avoidance of doubt, the parties acknowledge that the obligations of Counterparty under this Confirmation are not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.

(k)

Early Unwind.  In the event the sale by Counterparty of the Convertible Securities is not consummated pursuant to the Purchase Agreement for any reason by the close of business in New York on May 11, 2009 (or such later date as agreed upon by the parties) (May 11, 2009 or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and the Transaction and all of the respective rights and obligations of Dealer and Counterparty hereunder shall be cancelled and terminated and Counterparty shall pay to Dealer, other than in cases involving a breach of the Purchase Agreement by the purchasers thereunder, an amount in cash equal to the aggregate amount of reasonable costs and expenses relating to the unwinding of Dealer’s hedging activities in respect of the Transaction in a commercially reasonable manner (including market losses incurred in reselling in a commercially reasonable manner any Shares purchased by Dealer or its affiliates in connection with such hedging activities, unless Counterparty agrees to purchase any such Shares at the cost at which Dealer purchased such Shares) but only to the extent that such market costs and expenses exceed any realized market gains in such Shares and hedging activities or, at the election of Counterparty, deliver to Dealer Shares with a value equal to such amount, as determined by the Calculation Agent, in which event the parties shall enter into customary and commercially reasonable documentation relating to the registered or exempt resale of such Shares.  Following such termination and cancellation and payment or delivery, each party shall be released and discharged by the other party from, and agrees not to make any claim against the other party with respect to, any obligations or liabilities of either party arising out of, and to be performed in connection with, the Transaction either prior to or after the Early Unwind Date.  Dealer and Counterparty represent and acknowledge to the other that upon an Early Unwind and following the payment or delivery referred to above, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(l)

Payments by Counterparty upon Early Termination.  The parties hereby agree that, notwithstanding anything to the contrary herein, in the Definitions or in the Agreement, following the payment of the Premium, in the event that an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or the Transaction is terminated or cancelled pursuant to Article 12 of the Equity Definitions and, as a result, Counterparty would owe to Dealer an amount calculated under Section 6(e) of the Agreement or Article 12 of the Equity Definitions, such amount shall be deemed to be zero.

(m)

Governing Law. THE AGREEMENT, THIS CONFIRMATION AND ALL MATTERS ARISING IN CONNECTION WITH THE AGREEMENT AND THIS CONFIRMATION SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAW DOCTRINE, OTHER THAN TITLE 14 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(n)

Waiver of Trial by Jury.  EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(o)

Submission to Jurisdiction.  THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION

TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

(p)

Amendment.  This Confirmation and the Agreement may not be modified, amended or supplemented, except in a written instrument signed by Counterparty and Dealer.

(q)

Counterparts.  This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(r)

THE ROYAL BANK OF SCOTLAND PLC HAS ENTERED AS PRINCIPAL TO THIS TRANSACTION AND IS INTERNATIONAL GAME TECHNOLOGY’S COUNTERPARTY HERETO.  THE ROYAL BANK OF SCOTLAND PLC IS NOT REGISTERED AS A BROKER-DEALER UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.   THE PARTIES ACKNOWLEDGE THAT RBS SECURITIES INC. HAS ACTED AS AGENT FOR THE PARTIES IN CONNECTION WITH THIS TRANSACTION.  TO THE EXTENT RBS SECURITIES INC.  HAS ACTED AS AGENT IN CONNECTION WITH THIS TRANSACTION, ITS OBLIGATIONS ARE STRICTLY LIMITED TO THE DELIVERY OF ANY CASH AND SECURITIES THAT IT ACTUALLY RECEIVES FROM THE ROYAL BANK OF SCOTLAND PLC OR COUNTERPARTY, AS THE CASE MAY BE, OR DELIVERS TO THE ROYAL BANK OF SCOTLAND PLC OR COUNTERPARTY. RBS SECURITIES INC. HAS NO OBLIGATIONS HEREUNDER, BY GUARANTY, ENDORSEMENT OR OTHERWISE, WITH RESPECT TO PERFORMANCE OF THE ROYAL BANK OF SCOTLAND PLC’S OR COUNTERPARTY’S OBLIGATIONS HEREUNDER.

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to us.

Yours faithfully,

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ J. Griffiths
Name: Title:	J. Griffiths Managing Director

Agreed and Accepted By:

INTERNATIONAL GAME TECHNOLOGY

By:	/s/ Patrick W. Cavanaugh
Name: Title:	Patrick W. Cavanaugh Executive Vice President and Chief Financial Officer

Signature Page to Bond Hedge Confirmation